Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Third Quarter Results
     HOUSTON, Texas — October 26, 2007. Baker Hughes Incorporated (BHI — NYSE; EBS) today announced that net income for the third quarter 2007 was $389.1 million or $1.22 per diluted share compared to $358.6 million or $1.09 per diluted share for the third quarter 2006 and $349.6 million or $1.09 per diluted share for the second quarter 2007.
     Revenue for the third quarter 2007 was $2,677.6 million, up 16% compared to $2,309.4 million for the third quarter 2006 and up 6% compared to $2,537.5 million for the second quarter 2007.
     Chad C. Deaton, Baker Hughes chairman and chief executive officer said, “Third quarter results were driven by strong international activity, a seasonal recovery in Canadian drilling, increased levels of U.S. land activity and increased revenue from the U.S. Gulf of Mexico. As expected, our Drilling and Evaluation and Completion and Production segments both posted improved results.
     “The outlook for our international business remains strong as our customers continue to be challenged in their efforts to increase reserves and production volumes for oil and natural gas. Today’s high oil price is a clear signal that the industry must increase its activity in order to satisfy growth expectations for worldwide demand. As a result, we believe customer spending in our international markets will continue to increase.
     “The near-term outlook for North America activity remains uncertain as the rate of growth in drilling activity has slowed and natural gas inventories continue to build. The

North America market will continue to be volatile as weather-driven demand, economic growth, LNG imports and natural gas storage levels will continue to play a significant role. In the event that natural gas prices weaken, we continue to believe that any significant reduction in drilling activity would be short-lived.
     “As we enter the next year, we will continue to execute our strategy for growth through our investment in people, technology and infrastructure — with a focus on opportunities outside of North America. We will also remain focused on cost control and productivity gains, especially in North America where improvement in price above current levels has become more challenging. In all markets we will differentiate ourselves through technology, reliability and execution.”
     During the third quarter 2007, debt increased $1.1 million to $1,074.9 million, and cash and short-term investments increased $68.2 million to $908.0 million. In the third quarter 2007, the company’s capital expenditures were $272.7 million, depreciation and amortization was $134.4 million and dividend payments were $41.4 million.
     During the third quarter 2007, the company repurchased 2.3 million shares of common stock at an average price of $80.05 per share for a total of $181.3 million. As of September 30, 2007, the company had authorization remaining to repurchase approximately $1.065 billion of common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	September 30,		June 30,
UNAUDITED	2007	2006	2007

Revenues:
Sales	$1,359.5	$1,161.8	$1,259.0
Services and rentals	1,318.1	1,147.6	1,278.5

Total revenues	2,677.6	2,309.4	2,537.5

Costs and Expenses:
Cost of sales	813.9	666.7	782.7
Cost of services and rentals	826.6	703.8	772.1
Research and engineering	94.2	87.8	92.6
Selling, general and administrative	360.3	338.9	353.0

Total costs and expenses	2,095.0	1,797.2	2,000.4

Operating income	582.6	512.2	537.1
Equity in income of affiliates	—	0.6	0.2
Interest expense	(16.7)	(18.1)	(16.2)
Interest and dividend income	10.5	22.6	10.7

Income from continuing operations before income taxes	576.4	517.3	531.8
Income taxes	(187.3)	(158.7)	(182.2)

Income from continuing operations	389.1	358.6	349.6
Income from discontinued operations, net of tax	—	—	—

Net income	$389.1	$358.6	$349.6

Basic earnings per share:
Income from continuing operations	$1.23	$1.10	$1.10
Income from discontinued operations	—	—	—

Net income	$1.23	$1.10	$1.10

Diluted earnings per share:
Income from continuing operations	$1.22	$1.09	$1.09
Income from discontinued operations	—	—	—

Net income	$1.22	$1.09	$1.09

Weighted average shares outstanding, basic	317.6	326.3	319.1
Weighted average shares outstanding, diluted	319.8	328.1	321.3

Depreciation and amortization expense	$134.4	$111.1	$126.1

Capital expenditures	$272.7	$234.4	$276.4

Financial Information
Consolidated Statements of Operations

	Nine Months Ended
(In millions, except per share amounts)	September 30,
UNAUDITED	2007	2006

Revenues:
Sales	$3,819.4	$3,318.9
Services and rentals	3,868.5	3,255.8

Total revenues	7,687.9	6,574.7

Costs and Expenses:
Cost of sales	2,330.1	1,950.1
Cost of services and rentals	2,349.0	2,032.1
Research and engineering	278.4	248.2
Selling, general and administrative	1,050.5	903.2

Total costs and expenses	6,008.0	5,133.6

Operating income	1,679.9	1,441.1

Equity in income of affiliates	0.4	60.1
Gain on sale of interest in affiliate	—	1,743.5
Interest expense	(49.7)	(51.6)
Interest and dividend income	32.7	54.1

Income from continuing operations before income taxes	1,663.3	3,247.2
Income taxes	(549.9)	(1,174.8)

Income from continuing operations	1,113.4	2,072.4
Income from discontinued operations, net of tax	—	20.4

Net income	$1,113.4	$2,092.8

Basic earnings per share:
Income from continuing operations	$3.49	$6.20
Income from discontinued operations	—	0.06

Net income	$3.49	$6.26

Diluted earnings per share:
Income from continuing operations	$3.47	$6.16
Income from discontinued operations	—	0.06

Net income	$3.47	$6.22

Weighted average shares outstanding, basic	318.6	334.5
Weighted average shares outstanding, diluted	320.7	336.5

Depreciation and amortization expense	$380.3	$315.7

Capital expenditures	$811.1	$601.6

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	September 30,		June 30,
(In millions)	2007	2006	2007
Income from continuing operations before income taxes	$576.4	$517.3	$531.8
Interest expense	16.7	18.1	16.2

Earnings before interest expense and taxes (EBIT)	593.1	535.4	548.0
Depreciation and amortization expense	134.4	111.1	126.1

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$727.5	$646.5	$674.1

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	September 30, 2007	December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$845.8	$750.0
Short-term investments	62.2	353.7
Accounts receivable, net	2,355.0	2,055.1
Inventories	1,728.4	1,528.8
Deferred income taxes	219.1	167.8
Other current assets	113.2	112.4

Total current assets	5,323.7	4,967.8

Property, net	2,190.3	1,800.5
Goodwill	1,353.1	1,347.0
Intangible assets, net	181.3	190.4
Other assets	415.4	400.0

Total assets	$9,463.8	$8,705.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$635.8	$648.8
Short-term borrowings	4.4	1.3
Accrued employee compensation	410.5	484.2
Income taxes	154.2	150.0
Other accrued liabilities	228.0	337.6

Total current liabilities	1,432.9	1,621.9

Long-term debt	1,070.5	1,073.8
Deferred income taxes and other tax liabilities	398.5	300.2
Liabilities for pensions and other postretirement benefits	353.3	339.3
Other liabilities	114.1	127.6

Stockholders’ Equity:
Common stock	317.9	319.9
Capital in excess of par value	1,425.3	1,600.6
Retained earnings	4,459.5	3,509.6
Accumulated other comprehensive loss	(108.2)	(187.2)

Total stockholders’ equity	6,094.5	5,242.9

Total liabilities and stockholders’ equity	$9,463.8	$8,705.7

Segment Highlights
     We report our operating results under two segments: Drilling and Evaluation, and Completion and Production. Historical information on these segments from the first quarter of 2001 through the third quarter of 2007 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended September 30, 2007, September 30, 2006 and June 30, 2007 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended September 30, 2007 and 2006)

	Revenue		Operating Profit Before Tax[1]
	Q3 2007	Q3 2006	Q3 2007	Q3 2006

Drilling and Evaluation[2]	$1,356.0	$1,204.1	$359.2	$320.9
Completion and Production	1,321.8	1,105.3	289.2	241.3

Oilfield Operations	2,677.8	2,309.4	648.4	562.2

Interest expense	—	—	(16.7)	(18.1)
Interest and dividend income	—	—	10.5	22.6
Corporate and other	(0.2)	—	(65.8)	(49.4)

Corporate, net interest and other	(0.2)	—	(72.0)	(44.9)

Total	$2,677.6	$2,309.4	$576.4	$517.3

Comparison of Quarters — Sequential
(For the Three Months Ended September 30, 2007 and June 30, 2007)

	Revenue		Operating Profit Before Tax[1]
	Q3 2007	Q2 2007	Q3 2007	Q2 2007

Drilling and Evaluation[2]	$1,356.0	$1,278.7	$359.2	$328.5
Completion and Production	1,321.8	1,258.7	289.2	266.9

Oilfield Operations	2,677.8	2,537.4	648.4	595.4

Interest expense	—	—	(16.7)	(16.2)
Interest and dividend income	—	—	10.5	10.7
Corporate and other	(0.2)	0.1	(65.8)	(58.1)

Corporate, net interest and other	(0.2)	0.1	(72.0)	(63.6)

Total	$2,677.6	$2,537.5	$576.4	$531.8

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified items. There were no items identified for exclusion in calculating operating profit in the quarters displayed. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating profit for historical periods can be found on the company’s website at www.bakerhughes.com/investor in the “Financial Information” section.

[2]	Commencing in the first quarter of 2007 Baker Atlas increased the depreciable lives of certain assets. The pretax impact of this change is a reduction to cost of services and rentals of approximately $6.0 million per quarter.

Oilfield Operations
     Oilfield Operations revenue was up 16% in the third quarter 2007 compared to the third quarter 2006, and up 6% sequentially compared to the second quarter 2007. Operating profit before tax was up 15% compared to the third quarter of 2006 and up 9% sequentially compared to the second quarter of 2007. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 23%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the third quarter of 2007 and 2006 was 24% for both quarters and 23% in the second quarter of 2007.
     The following table details the percentage change in revenue in the third quarter 2007 compared to the third quarter 2006 and second quarter 2007.
Comparison of Revenue
(For the Three Months Ended September 30, 2007 Compared to the
Three Months Ended September 30, 2006 and June 30, 2007)
UNAUDITED

	September 30, 2006	June 30, 2007

Baker Atlas	18%	4%
Baker Hughes Drilling Fluids	7	9
Hughes Christensen	10	13
INTEQ	14	4

Drilling & Evaluation Segment	13	6
Baker Oil Tools	20	2
Baker Petrolite	15	8
Centrilift	20	7

Completion & Production Segment[1]	20	5
Oilfield Operations	16%	6%

[1]	Includes the ProductionQuest business unit

Drilling and Evaluation
     Drilling and Evaluation revenue was up 13% in the third quarter 2007 compared to the third quarter 2006, and up 6% sequentially compared to the second quarter 2007. Operating profit before tax in the third quarter 2007 was up 12% compared to the third quarter 2006 and up 9% sequentially compared to the second quarter 2007. The quarterly year-over-year incremental pre-tax margin was 25%. The pre-tax operating margin in the third quarter 2007 was 26% compared to 27% in the third quarter 2006 and 26% in the second quarter 2007.
Completion and Production
     Completion and Production revenue was up 20% in the third quarter 2007 compared to the third quarter 2006 and up 5% sequentially compared to the second quarter 2007. Operating profit before tax in the third quarter 2007 was up 20% compared to the third quarter 2006 and up 8% compared to the second quarter 2007. The quarterly year-over-year incremental pre-tax margin was 22%. The pre-tax operating margin in the third quarter 2007 and 2006 was 22% for both quarters and 21% in the second quarter 2007.
Corporate and Other
     Corporate and other expense was up $16.4 million in the third quarter 2007 compared to the third quarter 2006 and up $7.7 million from the second quarter 2007 due primarily to an increase in legal, tax, and other compliance-related expenses.
Geographic Highlights
     Outside of North America revenue increased 22% in the third quarter 2007 compared to the third quarter 2006 and increased 5% sequentially compared to the second quarter 2007. North America revenue increased 8% in the third quarter 2007 compared to the third quarter 2006 and increased 7% sequentially compared to the second quarter 2007.
     Revenue by geographic area for the three months ended September 30, 2007, June 30, 2007 and September 30, 2006, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “Financial Information” section.

Revenue by Geography

			Europe, Africa,
	North	Latin	Russia,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Pacific[4]	Operations

September 30, 2007	$1,120.1	$261.9	$792.7	$503.1	$2,677.8
September 30, 2006	1,037.6	208.6	635.0	428.2	2,309.4

$ Increase	$82.5	$53.3	$157.7	$74.9	$368.4

% Increase	8%	26%	25%	18%	16%

			Europe, Africa,
	North	Latin	Russia,	Middle East, Asia	Oilfield
Three Months Ended	America[1]	America[2]	Caspian[3]	Pacific[4]	Operations

September 30, 2007	$1,120.1	$261.9	$792.7	$503.1	$2,677.8
June 30, 2007	1,049.7	237.8	765.3	484.6	2,537.4

$ Increase	$70.4	$24.1	$27.4	$18.5	$140.4

% Increase	7%	10%	4%	4%	6%

[1]United States and Canada.

[2]Mexico, Central America and South America.

[3]Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4] Middle East and Asia Pacific, including Egypt.
     In North America, comparing the third quarter 2007 to the third quarter 2006, revenue from our U.S. land operations increased 13% compared to a rig count which increased 6%; U.S. offshore revenue increased 2% compared to a rig count which decreased 24%; which together more than offset a 7% drop in Canada revenue where the rig count declined 29%. Latin America revenue increased 26% in the third quarter 2007 compared to the third quarter 2006 and increased 10% compared to the second quarter 2007 driven by market share gains in Brazil and activity increases in Colombia. Europe, Africa, Russia, Caspian revenue increased 25% in the third quarter 2007 compared to the third quarter 2006, and increased 4% sequentially compared to the second quarter 2007 with particularly strong results from Russia and the Caspian which was up more than 50% in the third quarter of 2007 compared to the third quarter of 2006. Middle East, Asia Pacific revenue increased 18% in the third quarter 2007 compared to the third quarter 2006 and increased 4% sequentially compared to the second quarter 2007. Improved revenue in Qatar, Australia, India, and Malaysia were primary drivers of the improved performance in the Middle East, Asia Pacific market in the third quarter of 2007 compared to the third quarter of 2006.

Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any stock repurchases, acquisition, disposition, merger, joint venture, or other transaction or event that could occur in the future.
•	Outside North America revenue for the year 2007 is expected to be up between 20% and 21% compared to the year 2006.

•	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be between $245 million and $255 million for the year 2007.

•	Capital expenditures are expected to be approximately $1.1 billion for the year 2007.

•	Depreciation and amortization expense is expected to be between $515 million and $525 million for the year 2007.

•	The tax rate on operating results for the year 2007 is expected to be between 32.5% and 33.5% reflecting the charge associated with the disallowed tax deductions disclosed in the second quarter 2007 earnings news release. The tax rate for the fourth quarter 2007 is expected to be between 32% and 33%.
Conference Call
     The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Friday, October 26, 2007. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, November 9, 2007. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 15866175. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
     This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward—Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,”

     “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
     Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
     These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
     Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
     Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
     Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long—lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor—related actions, including strikes, slowdowns and facility occupations.
     Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to the activities of the monitor appointed to assess our FCPA policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”); outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carryforwards and tax credits.
     Economic conditions — worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
     Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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